UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2012

FREDERICK’S OF HOLLYWOOD GROUP INC.

(Exact Name of Registrant as Specified in Charter)

New York	1-5893	13-5651322
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6255 Sunset Boulevard, Hollywood, CA	90028
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (323) 466-5151

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

  On February 3, 2012, Frederick’s of Hollywood Group Inc. (“Company”) was notified that the NYSE Amex LLC (the “Exchange”) has accepted the Company’s plan to regain compliance with certain continued listing standards as set forth in Part 10 of the Exchange’s Company Guide by May 30, 2013 and will continue to list the Company’s common stock on the NYSE Amex during the extension period.

As previously disclosed, on November 30, 2011, the Company received a notice from the Exchange indicating that the Company was not in compliance with (a) Section 1003(a)(i) of the Company Guide since it reported shareholders’ equity of less than $2 million at July 30, 2011 and losses from continuing operations and/or net losses in two of its three most recent fiscal years and (b) Section 1003(a)(ii) of the Company Guide with shareholders’ equity of less than $4 million and losses from continuing operations and/or net losses in three of its four most recent fiscal years. The Company was afforded the opportunity to submit a plan to regain compliance and on January 6, 2012 presented its plan to the Exchange.

On February 3, 2012, the Exchange notified the Company that it had accepted the Company’s plan of compliance and granted the Company an extension until May 30, 2013 to evidence compliance with Sections 1003(a)(i) and (ii) of the Company Guide. The Company will be subject to periodic review by the Exchange Staff during the extension period. Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Exchange initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

The Company’s “FOH” trading symbol will continue to bear the extension “.BC” to denote non-compliance until the Company regains compliance with the Exchange’s continued listing requirements.

On February 7, 2012, the Company issued a press release announcing the receipt of the plan acceptance notice. A copy of this press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.
(c)	Exhibits:
	Exhibit	Description
	99.1	Press release dated February 7, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREDERICK’S OF HOLLYWOOD GROUP INC.
Dated: February 7, 2012
	By:	/s/ Thomas Rende
Thomas Rende Chief Financial Officer (Principal Financial and Accounting Officer)